Exhibit 99.1

FOR IMMEDIATE RELEASE

FLEXION THERAPEUTICS REPORTS THIRD-QUARTER

2014 FINANCIAL RESULTS

Recent Highlights

•	Following meeting with U.S. Food & Drug Administration (FDA), announced plans to accelerate initiation of a Phase 3 clinical trial for FX006

•	Bolstered intellectual property (IP) protection for FX006

•	Achieved progress in addressing questions related to FDA’s clinical hold of FX006

BURLINGTON, Mass., November 13, 2014 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced key operational highlights and financial results for the third quarter ended September 30, 2014.

“During the third quarter of 2014, Flexion had several important events occur related to our lead clinical candidate FX006. We had two achievements that enhanced IP protection for FX006: we were issued a composition of matter patent from the U.S. Patent and Trademark Office (U.S. PTO) and we acquired an exclusive license regarding microsphere manufacturing technologies from Southwest Research Institute (SwRI®). On the regulatory front for FX006, we updated our clinical timing and plans for a Phase 3 trial following a meeting with the FDA, and have made significant progress in addressing the agency’s clinical hold, which was initiated in September,” said Michael Clayman, M.D., Flexion Therapeutics President and Chief Executive Officer.

Third-Quarter Financial Results

The company reported a net loss of $7.0 million for the three months ended September 30, 2014, compared to a net loss of $5.1 million for the same period in 2013.

Research and development expenses increased to $4.7 million for the three months ended September 30, 2014, compared to $2.6 million for the same period in 2013, due to costs related to the FX006 pivotal Phase 2b dose confirmatory trial of $2.3 million and higher salary and employee related costs due to greater headcount levels of $0.2 million.

General and administrative expenses decreased to $2.3 million for the three months ended September 30, 2014, as compared to $2.4 million for the same period in 2013, due primarily to decreased professional service fees.

For the nine months ended September 30, 2014, the company reported a net loss of $19.5 million, compared to a net loss of $14.5 million for the same period in 2013.

Research and development expenses increased to $12.4 million for the nine months ended September 30, 2014 compared to $8.8 million for the same period in 2013, due to FX006 program expenses related to the pivotal Phase 2b dose confirmatory trial and manufacturing expenses associated with clinical trial supplies. In addition, increases in salary and other employee related costs, including stock compensation expense, contributed to the higher spending level.

General and administrative expenses increased to $6.8 million for the nine months ended September 30, 2014 compared to $5.4 million for the same period in 2013, due to higher salary and related employee costs, including stock compensation expense, as a result of additional headcount. In addition, increases in legal, professional fees and insurance costs associated with being a public company contributed to the higher spending level.

As of September 30, 2014, the company had $66.6 million in cash and cash equivalents and marketable securities compared to $16.4 million as of December 31, 2013.

Third-Quarter and Recent Corporate Highlights:

•	Intellectual Property Advancements for FX006:

•	In September, we announced issuance of a U.S. composition of matter patent from the U.S. PTO, which underpins the formulation technology for FX006 and has a patent term lasting into 2031, thereby providing a critical foundation for eventually commercializing the product.

•

In July, we announced the execution of an exclusive worldwide licensing agreement with SwRI to utilize proprietary microsphere manufacturing technologies for production of Flexion’s sustained-release drug candidates, including lead candidate FX006. The exclusive license adds another layer of IP protection for FX006 and provides for an expanded field of use in a variety of musculoskeletal disorders where sustained-release technology could be useful for patients.

•	Regulatory Updates

•	Following a meeting with the FDA to review the clinical development program for FX006, we announced in early September plans to accelerate the initiation of a Phase 3 clinical trial for FX006. In the meeting with the agency, FDA representatives had communicated that they will consider the company’s ongoing placebo-controlled, pivotal Phase 2b trial of FX006 as one of two key efficacy trials required for registration of a single-dose administration for FX006. In addition, the FDA provided guidance that a second placebo-controlled pivotal trial would be sufficient to support the filing of a new drug application (NDA). The FDA also communicated that the approval of FX006 for single-dose administration will not require data from a repeat-dose safety trial, which enabled the most significant change from the company’s prior clinical development plan.

•	Later in September, we were informed by the agency that it had placed a clinical hold on patient enrollment and dosing in the ongoing pivotal Phase 2b clinical trial evaluating FX006 in patients with OA of the knee. Since that time, we have made significant progress in addressing the hold by performing various required sterility and bio-burden tests to assess the potential of drug contamination. In addition, our quality assurance team has conducted audits of the clinical site and our manufacturing, testing and contract sterilization vendors, to evaluate their process and procedures surrounding sterilization technique.

Conference Call

At 4:30 p.m. ET today, Flexion’s management will host a conference call and webcast to review the Company’s third quarter financial results and provide a general business update. The dial-in number for the conference call is toll-free (855) 770-0022 for domestic participants and (908) 982-4677 for international participants. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website at www.flexiontherapeutics.com. A webcast replay will be available online after the call.

About Flexion Therapeutics

Flexion is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel pain therapies. The company is currently advancing a portfolio of injectable drug candidates that have the potential to provide better and more persistent analgesia compared with existing therapy. The company’s lead program, FX006, is an intra-articular sustained-release steroid in development for patients with moderate to severe OA pain. The company also has two additional product candidates, FX007, a locally administered TrkA receptor antagonist for post-operative pain, and FX005, an intra-articular, sustained-release p38 MAP kinase inhibitor for end-stage OA patients.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including statements relating to the future of Flexion, its ongoing development of its product candidates, the potential duration and impact of patent protection for FX006, Flexion’s plans to resume its pivotal Phase 2b trial of FX006 and initiate a Phase 3 clinical trial of FX006, anticipated clinical and other milestones (including the timing of such milestones), and the potential role of FX006 in the treatment of patients with OA of the knee and other musculoskeletal disorders are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of discovering, developing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics, whether the company’s patents will be held valid and enforceable, the fact that Flexion relies on third parties to manufacture and conduct the clinical trials of its product candidates, which could delay or limit their future development or regulatory approval, the possibility that future trial results may not be consistent with past results, the fact that Flexion will require additional capital, including prior to completing Phase 3 development of, filing for regulatory approval for, or commercializing, FX006 or any of its other product candidates and may be unable to obtain such additional capital in sufficient amounts or on terms acceptable to it, and other risks and uncertainties described in Flexion’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Flexion’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC. You are encouraged to read Flexion’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements.

FLEXION THERAPEUTICS

CONDENSED STATEMENT OF OPERATIONS

(in thousands, except for per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	4,658	2,570	12,424	8,825
General and administrative	2,304	2,420	6,822	5,363

Total expenses	6,962	4,990	19,246	14,188

Loss from operations	(6,962)	(4,990)	(19,246)	(14,188)
Interest income (expense), net	56	(75)	4	(116)
Other income (expense)	(130)	(35)	(266)	(192)

Loss from operations before income tax	(7,036)	(5,100)	(19,508)	(14,496)

Net loss	(7,036)	(5,100)	(19,508)	(14,496)

Basic and diluted net loss per share	$(0.45)	$(6.46)	$(1.50)	$(18.37)
Basic and diluted weighted average number of common shares outstanding	15,625 [1]	789	13,008 [1]	789

[1]	Note that the issuance of additional common stock and the conversion of preferred stock in connection with the Company’s IPO in February 2014 resulted in a significant increase in the Company’s weighted average shares outstanding that is expected to impact the year-over-year comparability of the Company’s earnings/loss per share in 2014.

FLEXION THERAPEUTICS

SELECTED BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2014	2013
Cash and cash equivalents	$14,365	$16,188
Marketable securities	52,224	250
Total current assets	67,299	16,620
Working capital	61,104	11,584
Total assets	68,125	18,776
Total notes payable	4,082	5,047
Convertible preferred stock (Series A and B)	—	74,806
Total stockholders’ equity (deficit)	59,791	(64,704)

CONTACTS:

Media Contact

Jamie Lacey-Moreira

PressComm PR, LLC

T: 410-299-3310

jamielacey@presscommpr.com

Corporate Contact

Lisa Davidson, MBA

Vice President, Finance and Administration

Flexion Therapeutics, Inc.

T: 781-305-7765

ldavidson@flexiontherapeutics.com